EXHIBIT 99.1

Press Release

CLEAN HARBORS ANNOUNCES EARLY RESULTS OF TENDER OFFER AND INTENDED REDEMPTION OF 5.25% SENIOR NOTES DUE 2020
Tender Offer and Early Redemption Expected to be Funded by Proposed $400 Million Term Loan B Debt Financing to be Completed on June 30, 2017
NORWELL, MASSACHUSETTS, June 28, 2017 - Clean Harbors, Inc. (NYSE: CLH) (“Clean Harbors” or the “Company”) today announced the early tender results for its previously announced cash tender offer to purchase up to $400.0 million aggregate principal amount of the Company’s outstanding $800.0 million aggregate principal amount of 5.25% senior notes due 2020 (the “Notes”). The terms of the Tender Offer are detailed in the Company’s Offer to Purchase dated June 14, 2017 (the “Offer to Purchase”) and a related Letter of Transmittal.
An aggregate of approximately $296.2 million principal amount of Notes were validly tendered and not validly withdrawn as of 5:00 p.m., New York City time, on June 27, 2017 (such date and time, the “Early Participation Date”). Of those validly tendered Notes, the Company has accepted for purchase all of the approximately $296.2 million principal amount of Notes which were validly tendered and not validly withdrawn as of the Early Participation Date.
The Company expects to redeem, in accordance with the terms of the indenture which governs the Notes, Notes having an aggregate principal amount of approximately $103.8 million. Under the indenture, the Notes may be redeemed on or after August 1, 2017 for 101.313% of their principal amount, plus accrued interest.
The Company will not be required to purchase any of the Notes tendered unless certain conditions have been satisfied, including the receipt of proceeds from a proposed debt financing on terms satisfactory to the Company in an amount that, together with available cash, will be sufficient to purchase or redeem $400.0 million aggregate principal amount of Notes and pay any premium, accrued and unpaid interest and fees and expenses in connection therewith. The Company expects to satisfy that condition through a proposed Term Loan B debt financing to be completed on June 30, 2017.
Under the terms of the tender offer, holders of the approximately $296.2 million aggregate principal amount of Notes which the Company has accepted for purchase will be paid, for each $1,000 principal amount of Notes accepted for purchase, cash in an amount equal to $1,015.75 (the “Total Consideration”), which includes an early participation payment of $50.00 per $1,000 principal amount of Notes accepted for purchase (the “Early Participation Payment”). The Company now expects to make payment for the accepted Notes on June 30, 2017 (the “Early Payment Date”). In addition to the Total Consideration, all Notes accepted for purchase will also receive accrued and unpaid interest on such Notes from the last interest payment date to, but not including, the Early Payment Date.
This announcement is not an offer to purchase or a solicitation of an offer to sell with respect to any Notes. Any offer to purchase the Notes is made by means of the Offer to Purchase and related Letter of Transmittal. No offer to purchase will be made in any jurisdiction in which such an offer to purchase would be unlawful.
In connection with the tender offer, Clean Harbors has retained Goldman Sachs & Co. LLC as the Dealer Manager. Questions regarding the tender offer should be directed to the Dealer Manager at (800) 828-3182 (toll free) or (212) 357-1057 (collect). The complete terms and conditions of the offer are set forth in the Offer to Purchase and the related Letter of Transmittal, each dated June 14, 2017. Holders are urged to read those documents carefully. Requests for documents should be directed to Global Bondholder Services Corporation, the Information Agent for the tender offer, at (866) 794-2200 (toll free) or (212) 430-3774.

About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental, energy and industrial services. The Company serves a diverse customer base, including a majority of the Fortune 500, across the chemical, energy, manufacturing and additional markets, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates throughout the United States, Canada, Mexico and Puerto Rico. For more information, visit www.cleanharbors.com.
Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “estimates,” “projects,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially including, without limitation, those items identified as “risk factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts

Investors:	Media:
Jim Buckley	Eric Kraus
SVP Investor Relations	EVP Corporate Communications & Public Affairs
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
Buckley.James@cleanharbors.com	Kraus.Eric@cleanharbors.com